DIAGNOSTIC LAB CORPORATION

385 Sylvan Ave #14
Englewood Cliffs, NJ 07632
(201)500-4401

Memorandum of Understanding

March 22, 2022

Grapefruit USA, Inc.
10866 Wilshire Blvd., Suite 225
Los Angeles, California 90025

Attention: Bradley J. Yourist, CEO / Daniel J. Yourist, COO

Gentleman:

This letter confirms our mutual intentions with respect to the proposed acquisition (the Acquisition) described herein by and among Grapefruit USA, Inc., a Delaware corporation ("Buyer" or "GPFT") and Diagnostic Lab Corporation, Inc. ("Seller" or "DLC"). This document is a Non-Binding Memorandum of Understanding ("MOU") and not an enforceable contract.

1. **Summary and Ultimate Goal of the Acquisition**. GPFT's acquisition of DLC and all of its affiliated entities will be GPFT's next step in the construction of its canna - biotech platform which was initiated by GPFT's invention and development of its proprietary Hourglass delivery technology and advanced by its previously announced filing of an NNCP covering Hourglass with Health Canada in January, 2022. DLC, operating since 2014, has developed key IP in the cannabis certification, testing and technology and blockchain sectors. The combination the DLC IP and GPFT's Hourglass technology as well as the integration of the DLC and GPFT management teams will create synergies which will yield dramatic revenue growth in both Hourglass based product sales and DLC recurring service revenues. The post-acquisition GPFT / DLC company will set a new standard as a medical science technology driven full spectrum canna-biotech concern, which intends to quickly up list to a national stock exchange.

2. **Terms**. The principal terms of the Acquisition as of the date hereof (subject to further negotiation) are substantially as follows:

(a) **Real and Effective Acquisition**. Buyer will acquire substantially all the assets, tangible and intangible of the Seller that are used in, or necessary for the conduct of the ongoing business of Seller and its affiliates: (i) the existing products and all related intellectual property including domain names; (ii) all of the fixed and intangible assets of Seller; (iii) any and all customer lists; and (iv) the goodwill associated therewith, all free and clear of any security interests, mortgages or other encumbrances.

(b) **Consideration**. Buyer will issue a to be agreed upon number of its $0.001 par value common shares in consideration of the Acquisition.

(c) **Due Diligence Review**. Promptly following the execution of this MOU, GPFT will allow DLC to complete its examination of all financial, accounting and business records and all material Company documents, and generally to complete due diligence as reasonably requested by the Seller. Any information obtained by DLC as a result thereof will be maintained by it in confidence subject to the terms of the Confidentiality Agreement executed by the parties and dated March 22, 2022 (the "Confidentiality Agreement"). The parties will cooperate to complete due diligence on or before April 8, 2022.

(d) **Definitive Purchase Agreement**. All of the terms and conditions of the proposed Acquisition will be clearly delineated in a Stock Purchase Agreement ("SPA"), to be negotiated, agreed on and executed by the Parties. Neither party intends to be bound by any oral or written statements or correspondence concerning the SPA arising during the course of negotiations, notwithstanding that the same may be expressed in terms signifying a partial, preliminary or interim agreement between the parties.

(e) **Conduct in Ordinary Course**. In addition to the conditions discussed herein and any others to be contained in a definitive SPA, consummation of the acquisition will be subject to having conducted your business in the ordinary course during the period between the date hereof and the date of closing and there having been no material adverse change in the respective business, financial condition or prospects of the Buyer or Seller.

(f) **Continuation of Employment**. Simultaneously with the execution of the SPA, Buyer will offer employment to Seller's key employees and expect the Seller's management team to use its reasonable best efforts to assist in the retention of these individuals.

(g) **Expediency**. The Parties will use all reasonable efforts to complete and sign a Binding Letter of Intent ("LOI") on or before April 15, 2022 and to close the transaction as promptly as practicable thereafter but in any case on or before September 1, 2022.

2. **Expenses**. The Parties will pay their respective expenses incident to this MOU, LOI and SPA, and the transactions contemplated hereby and thereby.

3. **Public Announcements**. Neither party will make any announcement of the proposed transaction contemplated by this MOU prior to the execution of the SPA without the prior written approval of the other, which approval will not be unreasonably withheld or delayed. The foregoing shall not restrict in any respect the Parties' ability to communicate information concerning this MOU and the transactions contemplated hereby to their respective affiliates, officers, directors, employees and professional advisers, and, to the extent relevant, to third parties whose consent is required in connection with the transaction contemplated by this

MOU. Furthermore, Seller understands and acknowledges that since the Company is a reporting company whose common shares are publicly traded on the OTC Markets OTCQB tier, GPFT will file a Current Report on form 8-K within five (5) business days of execution of this agreement

4. **Broker's Fees**. All parties have represented to each other that a finder has been employed by the Seller who would be entitled to a fee within the parameters of applicable federal and state securities laws and regulations promulgated thereunder.

5. **Exclusive Negotiating Rights**. In order to induce us to commit the resources, forego other potential opportunities, and incur the legal, accounting and incidental expenses necessary properly to evaluate the possibility of acquiring the assets and business described above, and to negotiate the terms of, and consummate, the transaction contemplated hereby, you agree that for a period of 90 days after the date hereof, you, your affiliates and their respective officers, directors, employees and agents shall not initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding the possible acquisition by any person or entity other than us, including, without limitation, by way of a purchase of shares, assets or merger, of all or any substantial part of your equity securities or assets, and shall not (other than in the ordinary course of business as heretofore conducted) provide any confidential information regarding your assets or business to any person other than us and our representatives.

6. **Miscellaneous**. This letter shall be governed by the laws of the State of Delaware without regard to conflict of law principles. This MOU constitutes the entire understanding and agreement between the Parties hereto and their affiliates with respect to its subject matter as of the date of this MOU and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto. This MOU may be amended only by written agreement, signed by the parties to be bound by the amendment. Evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter. This letter shall be construed according to its fair meaning and not strictly for or against either party.

7. **No Binding Obligation**. Except for Sections 1(c) and 2 through 6, **THIS MOU DOES NOT CONSTITUTE OR CREATE, AND SHALL NOT BE DEEMED TO CONSTITUTE OR CREATE, ANY LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON THE PART OF EITHER PARTY TO THIS MOU. NO JOINT VENTURE OR PARTNERSHIP IS CREATED AS A RESULT OF THIS MOU. NO SUCH OBLIGATION SHALL BE CREATED, EXCEPT BY THE EXECUTION AND DELIVERY OF THE PURCHASE AGREEMENT CONTAINING SUCH TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION AS SHALL BE AGREED UPON BY THE PARTIES, AND THEN ONLY IN ACCORDANCE WITH THE TERMS AND**

CONDITIONS OF SUCH SPA. The Confidentiality Agreement is hereby ratified and confirmed as a separate agreement between the parties thereto.

[SPACE LEFT INTENTIONALLY BLANK]

If the foregoing terms and conditions are acceptable to you, please so indicate by initialing each page and signing the enclosed copy of this letter and returning it to the attention of the undersigned

Sincerely,

Diagnostic Lab Corporation, Inc.

DocuSigned by:

By: Alan Hirsch

BFB21823BDD6483...

Title: President & CEO

ACCEPTED AND AGREED

Grapefruit USA, Inc.

DocuSigned by:

By: Bradley Yourist

F69B25BDA599454...

Bradley J. Yourist
President & CEO